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                                                  AmeriSource Health Corporation
                                                    1300 Morris Drive, Suite 100
                                                    Chesterbrook, PA  19087-5594
                                                             Phone  610-727-7000
 [Amerisource Logo to appear here]                           Fax    610-727-3603
                                                             www.amerisource.com
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                           CUSTOMER DISCUSSION POINTS

I. THE COMBINATION WILL PRODUCE SUBSTANTIAL OPERATING EFFICIENCIES AND COST SAVINGS

     The combination will generate substantial operating efficiencies and reduce operating costs for the combined company beyond savings that either party could achieve independently.

II. THE MERGER WILL ENABLE THE ESTABLISHMENT OF LARGER AND MORE SOPHISTICATED PURCHASING AND SUPPORT PROGRAMS WITH MANUFACTURERS

     AmeriSource-Bergen will be able to establish larger and more sophisticated purchasing and support programs with pharmaceutical manufacturers designed to further reduce costs in the healthcare supply channel

III. THE NEW COMPANY WILL RESULT IN THE ENHANCEMENT AND FURTHER DEVELOPMENT OF A WIDE RANGE OF PROGRAMS AND SERVICES FOR ALL CUSTOMER SEGMENTS

     The combined company's software systems, order-entry and customer inventory management systems, and third-party transaction processing systems will be enhanced as a result of the merger. While we recognize you have a variety of sources to obtain all the services we provide you, after the merger you will have access to ancillary services currently available through AmeriSource.

IV.  POST-MERGER INDUSTRY WILL REMAIN FIERCELY COMPETITIVE

     You can expect that our competitors and others may attempt to create concerns about the merger. We believe that the creation of a more efficient wholesaler will continue to stimulate fierce competition among all members of the drug wholesaling industry.